Exhibit 11.2

Consent of Independent Auditor

We consent to the use in this FORM 1-A POS of HappyNest REIT, Inc., of our report dated April 28, 2021, relating to the financial statements of HappyNest REIT, Inc., as of December 31, 2020 and for the year then ended. We also consent to the reference of our firm under the heading “Experts” in such filing.

/s/ Assurance Dimensions

Margate, Florida

June 3, 2021